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                       MORGAN STANLEY & CO., INCORPORATED
                             DISTRIBUTION AGREEMENT


     AGREEMENT, dated as of the 9th day of September, 1996, by and between MORGAN STANLEY UNIVERSAL FUNDS, INC., a Maryland Corporation (the "Fund") and MORGAN STANLEY & CO., INCORPORATED, a Delaware corporation (the "Distributor).

                                  WITNESSETH:

     WHEREAS, the Fund is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act);

     WHEREAS, the Fund desires to offer and sell shares of its portfolios (the "Portfolios") to life insurance companies to be held in their separate accounts ("Separate Accounts") pursuant to variable annuity contracts and variable life insurance policies and to entities qualified under pension and retirement plans ("Qualified Plan Entities");

     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended ("Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD").

     NOW THEREFORE, the Fund and the Distributor agree as follows:

     Section 1. The Distributor shall assist the Fund in marketing and selling shares of the Portfolios to Separate Accounts and to Qualified Plan Entities, and to persons who have interests in such Separate Accounts and Qualified Plan Entities. In all cases where the Fund enters into participation agreements with life insurance companies for the sale of shares of the Portfolios to Separate Accounts and Qualified Plan Entities, the Distributor shall act in full accordance with such participation agreements.

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     Section 2.     Purchases and redemptions of shares of the Portfolios shall be at net asset value, computed as set forth in the most recent Prospectuses and Statements of Additional Information ("SAIs") contained in the Registration Statement of the Fund on Form N-1A, File No. 333-3013, or any amendments or supplements thereto ("Registration Statement").

     Section 3. The Fund represents to the Distributor that the Registration Statement contains all statements and information which are required to be stated therein under the Securities Act of 1933, as amended, (the "1933 Act"), and the rules adopted thereunder, and in all respects conforms to the requirements of the Act, and the rules and regulations adopted thereunder, and neither the Fund's prospectus nor its SAI includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the foregoing representations shall not apply to information contained in or omitted from the Fund's Prospectuses or SAIs in reliance upon, and in conformity with, any written information furnished by the Distributor specifically for use in the preparation thereof.

     Section 4. The Distributor shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Distributor and the Fund, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require as authorized by applicable laws or regulations.

     Section 5. This Agreement shall be subject to the provisions of the 1940 Act, the Securities Exchange Act and the 1933 Act, and the rules, regulations, and rulings thereunder, and the rules, regulations and rulings of the NASD, from time to time in effect, including such exemptions from the 1940 Act and no-action positions as the Securities and Exchange

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Commission or its staff may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, (a) the term "assigned" shall not include any transaction exempted from section 15(b)(2) of the 1940 Act and (b) the vote of the persons having voting rights in respect of the Fund referred to in Section 6 hereof shall be the affirmative votes of the lesser of (I) the holders of more than 50% of all votes entitled to be cast in respect of the Fund or (ii) the holders of at least 67% of the votes which are present at a meeting of such persons if the holders of more than 50% of all votes entitled to be cast voted in accordance with the By-laws of the Fund.

     Section 6. This Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by a majority of the Directors of the Fund who are not interested persons of the Fund or the Distributor and by (a) persons having voting rights in respect of the Fund, by the vote stated in Section 5 hereof, voted in accordance with the By-laws of the Fund, or (b) the Board of Directors of the Fund.

     Section 7. This Agreement shall terminate automatically in the event of its assignment.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Attest:                                 MORGAN STANLEY UNIVERSAL
                                        FUNDS, INC.


By:        /s/ Valerie Y. Lewis         By:     /s/ Warren J. Olsen
           --------------------                 --------------------------
Name:      Valerie Y. Lewis             Name:   Warren J. Olsen
           --------------------                 --------------------------
Title:     Secretary                    Title:  President
           --------------------                 --------------------------


Attest:                                 MORGAN STANLEY & CO., INCORPORATED

By:        /s/ Valerie Y. Lewis         By:     /s/ Harold J. Schaaff, Jr.
           --------------------                 --------------------------
Name:      Valerie Y. Lewis             Name:   Harold J. Schaaff, Jr.
           --------------------                 --------------------------
Title:     Vice President               Title:  Principal
           --------------------                 --------------------------


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